Exhibit 23.7

LEE KEELING AND ASSOCIATES, INC.
PETROLEUM CONSULTANTS

First Place Tower
15 East Fifth Street Suite 3500
Tulsa, Oklahoma 74103-4350

Consent of Independent Petroleum Engineers

As independent petroleum engineers, Lee Keeling and Associates, Inc. hereby consents to the use of the name Lee Keeling and Associates, Inc. and to references to, and the incorporation by reference of, Lee Keeling and Associates, Inc.’s report dated October 1, 2015, incorporated by reference in the prospectus, which is part of this registration statement on Form S-4, and to the reference to our firm under the heading “Experts” in such prospectus.

/s/ Lee Keeling and Associates, Inc.
LEE KEELING AND ASSOCIATES, INC.
Tulsa, Oklahoma
January 15, 2016